EXECUTION VERSION

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of June 28, 2016 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and TERRAVIA HOLDINGS, INC., a Delaware corporation, formerly known as Solazyme, Inc. (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
1.ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2. LOAN AND TERMS OF PAYMENT
2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Letters of Credit

(a)    From the Effective Date until the Letter of Credit Expiration Date, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account, including, without limitation, the Outstanding Letter of Credit. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Twelve Million Nine Hundred Dollars ($12,900,000). If at any time the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) exceeds Twelve Million Nine Hundred Dollars ($12,900,000) then Borrower shall immediately provide to Bank cash collateral in the amount of such excess.

(b)    In no event shall any Letter of Credit have an expiration date after the Letter of Credit Expiration Date. If, on the Letter of Credit Expiration Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 125% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its commercially reasonable business judgment), to secure all of the Obligations relating to said Letters of Credit.
(c) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank may create a reserve (the “Letter of Credit Reserve”) in an amount equal to twenty five percent (25%) of the face amount of such

Letter of Credit. The availability of Letters of Credit shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
(d)    All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions in good faith or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
(e)    The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
(f) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as a Credit Extension to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).
2.2 Payment of Interest on the Credit Extensions.
(a) Interest Rate. If a demand for payment is made under any Letter of Credit the principal amount paid by Bank shall accrue interest at a floating per annum rate equal to two percentage points (2.0%) above the Prime Rate, which interest shall be payable on demand.
(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percentage points (4.0%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)    Payment; Interest Computation. Principal and interest on any amounts advanced by the Bank under any Letter of Credit are payable on demand and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
2.3 Fees. Borrower shall pay to Bank
(a) Commitment Fee. A fully earned, non-refundable commitment fee of $30,000.00, on the Effective Date;
(b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit , including, without limitation, a letter of credit fee of two and one half percent (2.50%) per annum of the Dollar Equivalent of the face amount of each Letter of Credit issued, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank; and
(c) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).
(d) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.3 pursuant to the terms of Section 2.4(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.3 within one (1) Business Day of such deduction.
2.4 Payments; Application of Payments; Debit of Accounts.
(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(b) Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c) Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
2.5 Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto), except as required by a Requirement of Law or FATCA. Specifically, however, if at any time any Requirement of Law or FATCA requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. Notwithstanding anything herein to the contrary, this Section 2.5 shall not apply to (i) taxes imposed on, or measured by, the recipient’s net income (however measured), branch profits taxes and franchise taxes imposed in lieu of net income taxes, (ii) taxes imposed solely as a result of the Bank’s activities or place of incorporation or formation in, or other present or former connection to, such jurisdiction, (iii) U.S. federal withholding taxes imposed pursuant to a law in effect on the date on which Bank changes its lending office, except to the extent that, pursuant to this Section 2.5 amounts with respect to such taxes were payable to Bank immediately before it changed its lending office, (iv) taxes attributable to Bank’s failure to comply with Section 2.6, and (v) taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA. The agreements and obligations of Borrower contained in this Section 2.5 shall survive the termination of this Agreement.
2.6 Tax Forms. Tax Forms. Bank shall deliver on the date hereof an IRS Form W-9. In addition, if after the date hereof, the applicable Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Agreement, it shall deliver to Borrower, at the time or times reasonably requested, such properly completed and executed documentation reasonably requested as will permit such payments to be made without withholding or at a reduced rate of withholding.
3. CONDITIONS OF LETTERS OF CREDIT
3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
(a) duly executed original signatures to the Loan Documents;
(b) the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization and the State of California, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(c) duly executed original signatures to the completed Borrowing Resolutions for Borrower;
(d) certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
(e) the Perfection Certificate of Borrower, together with the duly executed original signatures thereto;
(f) evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.4 hereof are in full force and effect; and
(g) payment of the fees and Bank Expenses then due as specified in Section 2.3 hereof.
3.2 Conditions Precedent to all Letters of Credit. Bank’s obligations to issue any Letter of Credit, including the initial Credit Extension, is subject to the following conditions precedent:
(a) timely receipt of an executed Letter of Credit Application acceptable to Bank;
(b) evidence satisfactory to Bank that Borrower is in compliance with the terms of Section 6.6 of this Agreement;
(c) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date each Letter of Credit is issued; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
(d) Bank determines in the exercise of its reasonable discretion that there has not been a Material Adverse Change.
3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
4. CREATION OF SECURITY INTEREST.
4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, that (a)  with respect to the Springing Collateral, such security interest shall not be effective unless or until a Springing Lien Event has occurred, (b) unless otherwise agreed to in writing by Bank, such security interest shall not constitute a cure or waiver of the Events of Default giving rise thereto, and (c)  any cure or waiver of the Events of Default shall not be deemed a release of Bank’s security interest in the Springing Collateral unless Bank otherwise consents thereto in writing.
Immediately upon the occurrence of a Springing Lien Event, (a) Borrower shall be deemed without any further action to grant to Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledge to the Bank of the Springing Collateral, (b) all cash maintained with Bank pursuant to the requirements of Section 6.6 of this Agreement shall be transferred by Bank (with written notice to Borrower promptly after such transfer) into one or more restricted or blocked accounts maintained with Bank, which accounts are hereby pledged to Bank and from which Bank shall have the right to withdraw funds pursuant to Section 2.4(c) of this Agreement, it being understood and agreed that prior to the occurrence and continuance of an Event of Default, Borrower shall have the right to withdraw any funds in such accounts which are in excess of the amounts then required to be maintained in such accounts under Section 6.6 of this Agreement, and (c) at Bank’s discretion, Bank may take any steps deemed necessary by Bank in its reasonable determination to perfect and protect its lien on the Springing Collateral, including without limitation, the filing of UCC financing statements with respect to the Springing Collateral; it being understood and agreed that Bank will not file any UCC financing statements describing the Collateral until after the occurrence of a Springing Lien Event.
Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be

Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).
If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.
4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement).
4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file UCC financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any assignment, mortgage, pledge, grant of a security interest in or upon, or encumbrance of its assets (other than Excluded Assets, those assets which are excluded from the Collateral pursuant to (a) thru (g) and (i) and (j) set forth in Exhibit A-1 and Permitted Liens), or any agreement or other arrangement with any Person (other than Bank) which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging granting a security interest in or upon, or encumbering any of Borrower’s assets (other than Excluded Assets, those assets which are excluded from the Collateral pursuant to (a) thru (g) and (i) and (j) set forth in Exhibit A-1 and Permitted Liens) shall be deemed to violate the rights of Bank under the Code. Upon the occurrence of a Springing Lien Event, Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights in the Springing Collateral. For the avoidance of doubt, the Bank shall not be permitted to file any UCC financing statements describing the Springing Collateral until after the occurrence of a Springing Lien Event.
5. REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank, on or prior to the Effective Date, a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that on the Effective Date and on the date of each Credit Extension (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).
The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound where any such conflict, contravention, default or breach could individually or in the aggregate reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole.
5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no domestic deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein as required by Section 6.5(b).
After a Springing Lien Event, Borrower shall at Bank’s request immediately provide Bank with an updated Perfection Certificate and Bank shall have the right to: (i) prohibit any Collateral (other than any in-transit Collateral) in excess of $1,000,000 in the aggregate to be in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate and (ii) prohibit any components of the Collateral (other than any in-transit Collateral) in excess of $1,000,000 in the aggregate from being maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.
5.3 Litigation. Except as set forth in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries that in the reasonable judgment of Borrower could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of more than, individually or in the aggregate, Two Million Dollars ($2,000,000).
5.4 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material adverse change in the consolidated financial condition or business of Borrower and its consolidated Subsidiaries, taken as a whole, since the date of the most recent financial statements submitted to Bank.
5.5 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries taken as a whole. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary in disposing, producing, storing, treating, or transporting any hazardous substance, other than legally, which could reasonably be expected to have a material adverse effect on the business of Borrower and its Subsidiaries, taken as a whole. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.
5.7 Subsidiaries; Investments. Borrower does not own any stock or partnership interest or other equity securities except for Permitted Investments.
5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed One Million Dollars ($1,000,000).
To the extent Borrower defers payment of any contested taxes in excess of One Million Dollars ($1,000,000), Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of One Million Dollars ($1,000,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in excess of One Million Dollars ($1,000,000).
5.9 Use of Proceeds. Borrower shall use the Credit Extensions solely to issue Letters of Credit and not for personal, family, household or agricultural purposes.
5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being understood and agreed by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.11 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.
6. AFFIRMATIVE COVENANTS
Borrower shall do all of the following:
6.1 Government Compliance.
(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the business or operations of Borrower and its consolidated Subsidiaries, taken as a whole.

Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole.
(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
6.2 Financial Statements, Reports, Certificates. Provide Bank with the following:
(a) Quarterly Financial Statements. As soon as available, but no later than fifteen (15) days after the deadline for filing, copies of all quarterly financial statements and reports, filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be (the “Quarterly Financial Statements”);
(b) Monthly Compliance Certificate. Within fifteen (15) days after the last day of each month, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms of this Agreement (or, if not, specifying any noncompliance), and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request;
(c) Annual Audited Financial Statements. As soon as available, but no later than fifteen (15) days after the deadline for filing, copies of all annual financial statements and reports, filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be (the “Annual Financial Statements”);
(d) Form 8-Ks. Within five (5) days of filing by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, copies of all Form 8-K statements which relate to any Subordinated Debt;
(e) SEC Filings. Within fifteen (15) days of after the deadline for filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered by Borrower on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet, at Borrower’s website address. As to any information contained in the materials furnished pursuant to this clause (e), or otherwise provided on the Borrower’s website on the internet Borrower shall not be required separately to furnish such information under clauses (a)

and (c), but such items shall be deemed to have been delivered to Bank pursuant to this Agreement, provided, however, the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in such clauses (a) and (c) at the times specified therein.
(f) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that in the reasonable judgment of Borrower could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Million Dollars ($2,000,000) or more
(g) Banco Nacional Guaranty. Prompt notice of the occurrence of any event which permits the holder of the Banco Nacional Guaranty to demand payment or accelerate Borrower’s Contingent Obligations under the Banco National Guaranty.
6.3 Taxes; Pensions. Timely file all required material tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except where the failure to do so would not reasonably be expected to have a material adverse effect on the financial condition or business of Borrower and its consolidated Subsidiaries, taken as a whole, and so long as Borrower posts bonds or takes any other steps required to prevent a Governmental Authority levying any contested taxes from obtaining a Lien upon any of the Collateral (other than a Lien allowed under clause (b) of the definition of Permitted Liens), and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, except to the extent the failure to so pay could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in the aggregate in excess of Five Hundred Thousand Dollars ($500,000).
6.4 Insurance.
(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower. From and after a Springing Lien Event: (i) all property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee, (ii) all liability policies shall show, or have endorsements showing, Bank as an additional insured, and (iii) Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.
(b) From and after the Springing Lien Event, proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.
(c) At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. From and after a Springing Lien Event, each provider of any such insurance required under this Section 6.4 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be canceled (or, in the case of cancellation due to nonpayment, ten (10) days prior written notice). If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank deems prudent.
6.5 Operating Accounts.
(a) Provide Bank five (5) days prior written notice before establishing any domestic Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates, provided, upon Bank’s request, Borrower shall provide details of any of its foreign Collateral Accounts. Not later than March 31, 2017, Borrower shall maintain certain of its primary operating accounts with Bank and Bank’s Affiliates.
(b) Immediately upon the occurrence of a Springing Lien Event, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder and to establish Bank’s control over such Collateral Account, which Bank agrees not to exercise until an Event of Default has occurred and is continuing, and which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to: (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, (ii) foreign Collateral Accounts, (iii) accounts specified in the “Excluded Assets” definition, and (iv) Permitted Pledged Accounts.
6.6 Financial Covenants.
(a) Designated Deposit Account Balance. Maintain at all times in the Designated Deposit Account with Bank, available balances of not less than one hundred ten percent (110%) of the Dollar Equivalent of the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).
(b) Investment Management Account. In addition to the amounts maintained pursuant to Section 6.6(a) of this Agreement, maintain at all times not less than Twenty Million Dollars ($20,000,000) in an investment management account maintained or a deposit account with Bank.
6.7 Future Letters of Credit and Foreign Exchange. Utilize Bank and its Affiliates as the primary issuer and processor of all standby and commercial letters of credit and afford Bank the opportunity to bid on all foreign exchange transactions which involve Borrower.

6.8 Protection of Intellectual Property Rights. Use reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property, to the extent the failure to so protect, defend or maintain would reasonably be expected to have a material adverse effect on the financial condition or business of the Borrower and its consolidated Subsidiaries, taken as a whole; (ii) promptly advise Bank in writing of material infringements of which Borrower is aware of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers and employees and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
6.10 Access to Collateral; Books and Records. Allow Bank, or its agents, to inspect the Collateral and audit and copy Borrower’s Books, provided that so long as no Event of Default has occurred and continuing, such inspections and audits shall not occur more frequently than one time in any twelve (12) month period and Bank shall provide Borrower with not less than three (3) Business Days’ prior notice of any such inspection. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $1,000 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.
6.11 Mergers and Acquisitions. Provide at least ten (10) days prior written notice to Bank in advance of consummating any transaction permitted pursuant to Section 7.3 of this Agreement, which notice shall include a reasonably detailed description of such transaction, and such other financial information, financial analysis, documentation or other information relating to such transaction as Bank shall reasonably request
6.12 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.
7. NEGATIVE COVENANTS
Borrower shall not do any of the following without Bank’s prior written consent:
7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) in the ordinary course of business for reasonably equivalent consideration; (b) of Inventory in the ordinary course of business; (c) of Equipment that is no longer used or useful, (d) of Equipment which is exchanged for other Equipment; (e) in connection with Permitted Liens and Permitted Investments, (f) of the Peoria Assets, (g) to Borrower or any of its Subsidiaries from Borrower or any of its Subsidiaries; (h) of property in connection with sale leaseback transactions, (i) of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries; (j) (1) constituting licenses of Intellectual Property of Borrower or its Subsidiaries and (2) contributions of Intellectual Property to joint ventures; (k) otherwise permitted by the Loan Documents, (l) sales or discounting of delinquent accounts in the ordinary course of business; (m) in connection with a permitted acquisition of a portion of the assets or rights acquired (n) of the Algenist Assets and (o) of assets not described in the foregoing clauses (a) through (n) in an amount not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year of Borrower. Upon any sale or other Transfer by Borrower of any Collateral in a transaction permitted under this Section, the security interest in such Collateral granted hereunder shall be automatically released.
7.2 Changes in Business, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve, except in the case of Subsidiaries; or (c) permit or suffer any Change in Control.
Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, or (4) change any organizational number assigned by its jurisdiction of organization.
After the occurrence of any Springing Lien Event, at Bank’s request Borrower shall promptly provide Bank with an updated Perfection Certificate and after receipt thereof, Bank may require that Borrower not, without at least fifteen (15) days prior written notice to Bank, add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate.
7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person except where:
(a) where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and Borrower is the surviving entity;
(b) Borrower or a Subsidiary may acquire all or substantially all of the capital stock or property of another Person so long as no Event of Default has occurred and is continuing at the time of such acquisition or would result from such action, including pursuant to a merger or consolidation, and for all such transactions involving Borrower, Borrower is the surviving entity;
(c) any Subsidiary may merge or consolidate with (i) Borrower provided that Borrower is the surviving entity, and (ii) one or more other Subsidiaries;

(d) Borrower or any Subsidiary may acquire, all or substantially all of the capital stock or property of another Subsidiary;
(e) if the target is not merged with and into Borrower then (unless Bank agrees otherwise), substantially simultaneously with the closing of the Permitted Acquisition the target must become an obligor under this Agreement and the other Loan Documents and become subject to all rights and obligations of this Agreement and the other Loan Documents, and must execute and deliver to Bank an assumption agreement acceptable to Bank as well as such other documents and agreements as required by Bank in connection with the target becoming an obligor and after a Springing Lien Event granting a Lien in favor of Bank on its assets that constitute Collateral; and
(f) such merger, consolidation or acquisition is a Transfer otherwise permitted pursuant to Section 7.1.
7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, including at all times the Springing Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, except for Permitted Liens, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of the Collateral and Borrower’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.5(b) hereof.
7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock of Borrower, other than Permitted Distributions; or (b) directly or indirectly make any Investment in any Person other than Permitted Investments, or permit any of its Subsidiaries to do so.
7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are (a) upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) between or among Borrower and its Subsidiaries, (c) Permitted Distributions, (d)Permitted Investments, (e) issuances by Borrower of its capital stock and receipt by Borrower of capital contributions, (f) legal, accounting, administrative and other support services provided to joint ventures, (g) compensation and indemnification of, and other employment arrangements with directors, officers and employees of Borrower or any of its Subsidiaries entered into in the ordinary course of business and (h)

described in “Certain Relationships and Related Party Transactions” in Borrower’s most recent Form 10-K on file with the SEC.
7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt in existence as of the Effective Date which would cause the aggregate principal amount of Subordinated Debt outstanding to exceed the aggregate principal amount of Subordinated Debt outstanding on the Effective Date or adversely affect the subordination thereof to Obligations owed to Bank.
7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (a) fail to meet the minimum funding requirements of ERISA, (b) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, or (c) fail to comply with the Federal Fair Labor Standards Act, the occurrence of any of the conditions described in clauses (a)through (c) which could reasonably be expected to have a material adverse effect on the business of the Borrower and its consolidated Subsidiaries, taken as a whole; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in the aggregate in excess of Five Million Dollars ($5,000,000).
8. EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2 Covenant Default.
(a) Borrower violates any covenant in Section 7;
(b) Borrower fails or neglects to perform any obligations in Section 6.6 within three (3) Business Days of when due,

(c) Borrower fails or neglects to perform any obligations in Sections 6.2, 6.3, 6.4, 6.5, or 6.10 within five (5) days of when due, or
(d) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
8.3 Material Adverse Change. A Material Adverse Change occurs;
8.4 Attachment; Levy; Restraint on Business.
(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of One Million Dollars ($1,000,000), or (ii) a notice of lien or levy (other than a Lien allowed under clause (b) of the definition of Permitted Liens) is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;
8.5 Insolvency. (a) Borrower fails to be solvent as described under Section 5.5 hereof; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6 Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Million Dollars ($5,000,000);

8.7 Banco Nacional Guaranty. The occurrence of any event which permits the holder of the Banco Nacional Guaranty to demand payment or accelerate Borrower’s Contingent Obligations under the Banco National Guaranty.
8.8 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
8.9 Misrepresentations. Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing or electronic materials, including without limitation, filings made with the SEC that are required to be provided to Bank pursuant to Section 6.2 of this Agreement, delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.10 Subordinated Debt. Any subordination provisions under any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.
8.11 Indenture. There is a default or an event of default under the Indenture, or any subordination provisions under the Indenture shall for any reason be revoked, invalidated, otherwise deemed not to be effective or in full force and effect with respect to the Obligations, any Person shall be in breach of the subordination provisions of the Indenture or contest in any manner the validity or enforceability thereof or deny that the Obligations constitute “Senior Debt” thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority as “Senior Debt” under the Indenture.
9. BANK’S RIGHTS AND REMEDIES
9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:
(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
(c) after a Springing Lien Event, demand payment of and collect any Accounts, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such Account;
(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral including, without limitation, perfecting Bank’s security interest in Borrower’s Springing Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
(g) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(h) demand and receive possession of Borrower’s Books constituting Collateral;
(i) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof); and
(j) transfer cash in an amount equal to 110% of the Dollar Equivalent of the then outstanding Obligations, including, the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) from the cash maintained by Borrower with Bank, pursuant to Section 6.6(a) of this Agreement, into one or more restricted or blocked accounts maintained with Bank; provided that in the event the cash maintained in the Designated Deposit Account pursuant to Section 6.6(a) does not equal at least 110% of the Dollar Equivalent of the then outstanding Obligations, including, the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), Bank shall be permitted to transfer amounts from the investment management account or deposit account maintained in accordance with Section 6.6(b) of this Agreement in the amount of such difference into one or more restricted or blocked accounts maintained with Bank.
9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral until all Obligations have been satisfied in full (other than inchoate indemnity obligations) and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed (other than inchoate indemnity obligations) and Bank’s obligation to provide Credit Extensions terminates.
9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in good faith, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
10. NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	TerraVia Holdings, Inc. 225 Gateway Blvd. South San Francisco, California 94080 Attn: Bryce Dille Fax: 650-989-6700 Email: info@terravia.com

If to Bank:	Silicon Valley Bank 555 Mission Street, Suite 900 San Francisco, California 94105 Attn: Mona Maitra , Vice President – Energy & Resource Innovation Email: mmaitra@svb.com
11. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure

§§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
This Section 11 shall survive the termination of this Agreement.
12. GENERAL PROVISIONS
12.1 Termination Prior to Letter of Credit Expiration Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Letter of Credit Expiration Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent but with prompt notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Bank shall not assign any interest in the Loan Documents to an operating company which is also a direct competitor of Borrower and, if any such assignment is made after an Event of Default, will provide Borrower with prompt notice of any such assignment. No transferee or assignee shall be entitled to receive any greater payment under Section 2.5 with respect to any transferred interest than the assignor or transferor would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Chang in Law that occurs after the transferee or assignee acquired the applicable interest.
12.3 Indemnification.
(a) General Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
(b) Judgment Currency; Currency Indemnification. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower with respect to any such sum due from it to Bank hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in the Judgment Currency, Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Bank from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Bank in such currency, Bank agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).
This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
This Section 12.3 shall not apply with respect to taxes, other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim. For the avoidance of doubt, this Section 12.3 shall not limit the application of Section 2.5.
12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.
12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”) provided that such Subsidiaries or Affiliates shall be required to keep such information confidential in accordance with the terms hereof; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled. After a Springing Lien Event, Borrower shall be responsible for all fees and disbursements incurred by Bank in connection with any appraisals of any Springing Collateral, field examinations or other business analysis conducted by any third parties in connection with this Agreement or any Loan Documents.
12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
12.16 Senior Debt. All Obligations now or hereafter under this Agreement and the Loan Documents constitute Senior Debt for purposes of the Indenture.
13. DEFINITIONS

13.1
    Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agreement” is defined in the preamble hereof.
“Agreement Currency” is defined in Section 12.3.
“Algenist Assets” means all assets, property and business, owned, held or used exclusively in the conduct of the manufacture and sale of skincare products under the Algenist brand by the Borrower, including but not limited to inventory, accounts receivable, equipment, furniture and fixtures.
“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents.
“Banco Nacional Guaranty” means any guarantee now or hereafter entered into by Borrower in favor of Banco Nacional de Desenvilvimento Economomico e Social in connection with a credit facility being made to Solazyme Bunge Produtos Renovaveis Ltda., provided however, that the maximum liability of Borrower under such guarantee cannot at any time exceed the Banco Nacional Guaranty Cap.
“Banco Nacional Guaranty Cap” means an amount equal to 35.71% of R$245,699,000 plus other amounts due under the Banco Nacional Guaranty as set forth in the definition of Guaranteed Obligations set forth therein.
“Bank” is defined in the preamble hereof.
“Bank Entities” is defined in Section 12.9.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Bank for preparing, amending, negotiating, administering,

defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary or authorized officer on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit B to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
“Cash Equivalents” means (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition by such person, (b) time deposits and certificates of deposit of Bank or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $250,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, (d) commercial paper having one of the two highest ratings obtainable from S&P or Moody’s, in each case maturing not more than one year after the date of acquisition by such person, (e) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (d) above, and (f) demand deposit accounts maintained in the ordinary course of business with any bank meeting the qualifications specified in clause (b) above.
“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the US Internal Revenue Code and (b) each subsidiary of any such controlled foreign corporation.
“CFC Holding Company” means a Subsidiary of Borrower substantially all of the assets of which consist of Equity Interests in CFCs.
“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 40% or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Claims” is defined in Section 12.3.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is, prior to any Springing Lien Event, any and all properties, rights and assets of Borrower described on Exhibit A, and at all times after the occurrence of any Springing Lien Event which has not been waived by Bank, any and all of properties, rights and assets of Borrower described on Exhibits A and A-1.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any Indebtedness under clauses (a) through (c) of the definition thereof of another Person; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices (in each case, a “Hedging Obligation”); but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is any Letter of Credit, or any other extension of credit by Bank for Borrower’s benefit.
“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.
“Default Rate” is defined in Section 2.2(b).
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number _____________, maintained with Bank.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state thereof or the District of Columbia.
“Effective Date” is defined in the preamble hereof.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means (i) any US Agency Grant Funds, any Collateral Accounts holding US Agency Grant Funds, any assets purchased (including by reimbursing Borrower for such purchases) in whole or in part with US Agency Grant Funds, any inventory produced with equipment purchased (including by reimbursing Borrower for such purchases) in whole or in part with US Agency Grant Funds and any revenues produced from any of the foregoing and any proceeds of the foregoing, and (ii) any assets subject to Liens permitted pursuant to clause (r) of the definition of “Permitted Liens”; provided, however, in no event will “Excluded Assets” include any domestic operating and other deposit accounts and securities accounts maintained with Bank and Bank’s Affiliates.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Foreign Currency” means lawful money of a country other than the United States.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Hedging Obligation” is defined in the definition of “Contingent Obligation.”
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
“Indemnified Person” is defined in Section 12.3.
“Indenture” means (a) that certain Indenture dated as of January 24, 2013 by and between Borrower and Wells Fargo Bank, National Association, as trustee, in connection with Borrower’s 6% convertible Senior Subordinated Notes due 2018 and (b) that certain Indenture dated as of April 1, 2014 between Borrower and Wells Fargo Bank, National Association, as trustee in connection with Borrower’s 5% convertible Senior Subordinated Noted due 2019.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following:
(a) its Copyrights, Trademarks and Patents;
(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
(c) any and all source code;
(d) any and all design rights which may be available to such Person;
(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents owned by such Person.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“Judgment Currency” is defined in Section 12.3.
“Letter of Credit” means a standby letter of credit issued by Bank based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.1, including without limitation the Outstanding Letter of Credit.
“Letter of Credit Application” is defined in Section 2.1.1.
“Letter of Credit Expiration Date” is July 19, 2019.
“Letter of Credit Reserve” has the meaning set forth in Section 2.1.1(c).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” are, collectively, this Agreement, and any other documents related to this Agreement, any Bank Services Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and its consolidated Subsidiaries, taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization or formation, as applicable, on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Outstanding Letter of Credit” means that certain irrevocable standby Letter of Credit number SVBSF010920 issued by Bank in the amount of 35,356,000 Brazilian Reals in favor of Itau Unibanco S.A.
“Patents” means all patents and patent applications including without limitation, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Peoria Assets” means the building located as 910 NE Adams St., Peoria, IL 61603 and all of the Borrower’s equipment, inventory and other assets located therein.
“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” are:
(a)    purchases of capital stock from former employees, consultants and directors in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year provided that at the time of such purchase no Event of Default has occurred and is continuing;
(b)    distributions or dividends consisting solely of Borrower’s capital stock;
(c)    purchases for value of any rights distributed in connection with any stockholder rights plan;
(d)    purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;
(e)    purchases of capital stock pledged as collateral for loans to employees;
(f)    purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;
(g)    purchases or cash in lieu of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations or in connection with the issuance of warrants, options or other securities convertible or exchangeable into or exchangeable for capital stock in Borrower; and
(h)    conversions of any convertible securities into other securities or settlement in cash pursuant to the terms of such convertible securities or otherwise in exchange therefor.
“Permitted Indebtedness” is:
(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
(c) Subordinated Debt;
(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) Capital lease obligations, provided that any Liens in connection with such capital leases are confined to the property which is the subject of such capital lease;
(h) Indebtedness of Borrower to any Subsidiary in an aggregate amount not to exceed One Million Dollars ($1,000,000);
(i) Contingent Obligations under (y) the Banco Nacional Guaranty or (z) any guarantee now or hereafter entered into by Borrower in connection with one or more credit facilities being made to Solazyme Bunge Produtos Renovaveis Ltda. in connection with the financing of construction at, or an expansion of, SB Oils’ existing facility; provided that the maximum liability of Borrower under this clause (z) shall not exceed at any time $10,000,000;
(j) Contingent Obligations (other than those set forth in subsection (i) above, in respect of Permitted Indebtedness of Subsidiaries, in an aggregate amount not to exceed One Million Dollars ($1,000,000);
(k) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by Borrower or any Subsidiary in connection with an acquisition of assets by Borrower or such Subsidiary in an acquisition permitted hereunder or another Permitted Investment; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, (ii) neither Borrower nor any Subsidiary (other than such Person or the Person with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall guarantee or otherwise become liable for the payment of such Indebtedness, (iii) so long as no Event of Default has occurred at the time of such transaction or will occur as a result of such transaction and in the case of such transaction involving Borrower, Borrower is the surviving legal entity; and (iv) the aggregate amount of all such Indebtedness assumed by Borrower does not at any time exceed Five Million Dollars ($5,000,000);
(l) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository, credit card and cash management services or in connection with any automated clearing house transfers of funds; provided that such Indebtedness shall be repaid in full before the same shall become delinquent and the aggregate amount of such Indebtedness shall not exceed One Million Dollars ($1,000,000);
(m) Indebtedness in an aggregate amount not to exceed Two Million Dollars ($2,000,000) in respect of letters of credit, bank guarantees and similar instruments issued by a Person other than Bank for the account of Borrower or any Subsidiary in the ordinary course of business, supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws and (ii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature incurred in the ordinary course of business;

(n) non-speculative Hedging Obligations in the ordinary course of business;
(o) Investments permitted under clause (a) or (k) of the definition of Permitted Investments constituting Indebtedness;
(p) other Indebtedness in an aggregate principal amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding;
(q) Indebtedness of Borrower or any Subsidiary in the form of purchase price adjustments, non-competition agreements or other similar arrangements incurred in connection with any Permitted Investment; and
(r) Indebtedness secured solely by the Peoria Assets;
(s) Indebtedness in respect of letters of credit in an aggregate face amount to exceed Two Million Five Hundred Thousand Dollars ($2,500,000);
(t) the Banco Nacional Guaranty; and;
(u) Indebtedness of Subsidiaries in respect of lines of credit provided to Foreign Subsidiaries; and
(v) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (u) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;
(b) Investments consisting of Cash Equivalents, and (ii) any Investments approved by Borrower’s Board of Directors or otherwise permitted by Borrower’s investment policy, as amended from time to time;
(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
(d) Investments consisting of Collateral Accounts so long as Bank has a perfected security interest in such Collateral Account if and to the extent required under Section 6.5;
(e) Investments accepted in connection with Transfers permitted by Section 7.1;
(f) Investments (i) by Borrower in Subsidiaries so long as such Investments are made in good faith by Borrower for bona fide business purposes, including the establishment and operation of such Subsidiary; and (ii) by Subsidiaries in other Subsidiaries or in the Borrower;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;
(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, including the Transfers of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;
(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;
(j) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable in the ordinary course of business arising from the sale or lease of goods, provision of services or licensing activities;
(k) non-speculative Hedging Obligations in the ordinary course of business;
(l) licensing and other contributions of Intellectual Property to joint ventures, and research and/or development agreements;
(m) additional Investments in joint ventures;
(n) Liens in favor of Bank arising in connection with Borrower’s Deposit and/or Securities Accounts maintained with Bank or its Affiliates;
(o) other Investments not exceeding Five Million Dollars ($5,000,000) in the aggregate outstanding at any time; and
(p) Investments permitted by Section 7.3.
“Permitted Liens” are:
(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder in an aggregate amount in excess of One Million Dollars ($1,000,000) and no collection proceedings with respect to such Liens have begun against any property of Borrower (other than the filing of a notice of any such Lien or Liens);
(c) (i) Liens on assets acquired or held by Borrower or any Subsidiary incurred for financing the acquisition of such assets, if the Lien is confined to the property acquired and improvements and the proceeds of such assets, or (ii) Liens existing on assets when acquired, if the Lien is confined to the property acquired and improvements and the proceeds of such assets;
(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f) any Lien existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into Borrower or a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of Borrower or any Subsidiary, and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated);
(g) [reserved];
(h) Liens to secure Indebtedness permitted pursuant to clause (c) of the defined term “Permitted Indebtedness”; provided, that such Lien shall only apply to the assets and capital stock of any Person being acquired and not apply to any other asset of Borrower or any Subsidiary and (ii) Liens on assets of a Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary permitted under clause (t) of the definition of Permitted Indebtedness;
(i) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;
(j) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
(k) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
(l) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;
(m) (1) licenses of Intellectual Property of Borrower or its Subsidiaries, and (2) other contributions of Intellectual Property to joint ventures, research and/or development programs, material transfer agreements or evaluation agreements;
(n) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
(o) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;
(p) Liens in favor of Bank arising in connection with Borrower’s Deposit and/or Securities Accounts maintained with Bank or its Affiliates;
(q) Liens on the Peoria Assets;
(r) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;
(s) easements, zoning restrictions, rights of way, licenses, reservations, covenants, utility easements, building restrictions and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary;
(t) any interest or title of a lessor under any capital lease; provided that interest or title does not extend to any property other than the property leased by such lessor to Borrower or any of its Subsidiary under such capital lease;
(u) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to Borrower and any Subsidiary;

(v) Liens on deposit accounts, certificates of deposits or other cash or securities pledged in an aggregate face amount not exceeding One Million Dollars ($1,000,000) to secure reimbursement obligations with respect to letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;
(w) Liens attaching solely to cash earnest money deposits in connection with Investments permitted by Section 7.3;
(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Borrower or any Subsidiary in the ordinary course of business covering such goods and not prohibited by this Agreement;
(y) Liens securing obligations in an aggregate outstanding principal amount not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) at any time; and
(z) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (y), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
“Permitted Pledged Accounts” are Collateral Accounts subject to Liens permitted pursuant to clauses (f), (r), (u) (v), (w), (y) of the definition of “Permitted Liens” (so long as the aggregate amount held in such Collateral Accounts pledged pursuant to clause (y) of the definition of “Permitted Liens” does not exceed the aggregate amount of obligations so secured), and (z) (to the extent related to Liens permitted pursuant to clauses (f), (r), (u), (v), (w), and (y)) of the definition of “Permitted Liens”; provided, however, in no event will “Permitted Pledged Accounts” include any Collateral Accounts maintained with Bank and Bank’s Affiliates.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).
“Quarterly Financial Statements” is defined in Section 6.2(a).
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.
“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Settlement Date” is defined in Section 2.1.1.
“Springing Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A-1.
“Springing Lien Event” means the occurrence of any of the following: (a) a breach of any of the provisions of Section 6.6 of this Agreement, (b) if at any time the Obligations fail to constitute “senior indebtedness” under any existing or future debt agreements of Borrower, including, without limitation, the Indenture; (c) any default in the repayment of any Indebtedness of Borrower, including without limitation, the Obligations, (d) any draft is presented for payment under any Letter of Credit, (e) if prior to the expiration and termination of this Agreement and the Letters of Credit, Borrower’s 2018 and 2019 subordinated notes, replacement notes or any other Indebtedness of Borrower in a principal amount greater than $4,000,000 will mature within 150 days or less, or (f) an Event of Default occurs under Section 8.5 or 8.7 of this Agreement.
“Subordinated Debt” means (i) the Indebtedness existing as of the Effective Date, as such indebtedness may be amended pursuant to Section 7.9 of this Agreement, including any refinancing or replacement of such Indebtedness, provided that the principal amount of such Indebtedness is not increased in excess of the principal amount of such Indebtedness as in existence on the Effective Date as a result of any such refinancing or replacement and further provided that the subordination terms thereof are no less favorable to the Bank than those applicable to such Subordinated Debt in existence as of the Effective Date, and (ii) other indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank in its reasonable discretion.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transfer” is defined in Section 7.1.
“US Agency” means any department or agency of the United States of America or any State thereof.
“US Agency Grant Funds” means any funds disbursed by a US Agency to Borrower.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
BORROWER:
TERRAVIA HOLDINGS, INC.
By___/s/ Tyler Painter____________________________________
Name: __Tyler Painter____________________________________
Title: ___Chief Operating Officer and Chief Financial Officer____
BANK:
SILICON VALLEY BANK
By___/s/ Mona Maitra____________________________________
Name: __Mona Maitra____________________________________
Title: ___Vice President___________________________________